UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Merritt 7 Corporate Park
Norwalk, Connecticut 06851

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On November 20, 2018, Reed’s Inc., a Delaware corporation (“Reed’s), and Christopher J. Reed, founder, significant shareholder, CIO and director of Reed’s, entered into a non-binding letter of intent for the purchase and sale of Reed’s manufacturing and bottling plant business for the aggregate purchase price of $1,250,000. In conjunction with the sale, Reed’s will assign the commercial lease for the premises upon which the bottling plant is located to Mr. Reed, subject to satisfaction of landlord’s conditions and approval. Mr. Reed has remitted a $200,000 good faith deposit in furtherance of the transaction and intends to pay the remainder of the purchase price in cash received from financing through a third party commercial lender or through the sale, in a private transaction, of a block of shares of Reed’s common stock owned by Mr. Reed. The plant equipment is being sold “as-is, where-is”. The closing of the transaction is contingent upon execution of definitive agreements. Closing of the transaction is expected to occur on or before December 31, 2018.

The securities referenced in this item 7.01 have not been registered and may not be sold in the United States absent registration or an exemption from registration. The disclosure set forth in Item 7.01 is not an offering or the solicitation of an offer to purchase securities in Reed’s. Any such offer or solicitation will only be made to qualified investors by means of a confidential private placement memorandum and only in those jurisdictions where permitted by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: December 20, 2018	By:	/s/ Iris Snyder
Iris Snyder,
Chief Financial Officer